Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Convio, Inc.
We have audited the accompanying consolidated balance sheets of Convio, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Convio, Inc. at December 31, 2011 and 2010 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition effective January 1, 2011.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 9, 2012 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Austin, Texas
March 9, 2012

Convio, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$14,035	$18,447
Restricted cash	2,329	1,248
Marketable securities	37,857	36,774
Accounts receivable, less allowance of $274 and $230 at December 31, 2011 and 2010, respectively	9,910	8,154
Prepaid expenses and other current assets	3,546	1,558
Total current assets	67,677	66,181
Property and equipment, net	7,111	4,609
Goodwill	9,624	5,527
Intangible assets, net	5,654	3,990
Deferred tax assets	11,082	—
Other assets	71	104
Total assets	$101,219	$80,411
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,438	$526
Accrued liabilities	3,182	3,028
Accrued compensation	2,861	2,526
Deferred revenue	14,537	15,917
Other current liabilities	789	—
Total current liabilities	22,807	21,997
Long-term deferred tax liability	140	—
Total liabilities	22,947	21,997
Commitments and Contingencies (note 7)
Stockholders' equity:
Common stock: $0.001 par value; 40,000,000 shares authorized; 18,603,179 and and 18,591,316 shares issued and outstanding, respectively, at December 31, 2011; 17,612,536 shares issued and outstanding at December 31, 2010	19	18
Additional paid-in capital	116,429	111,218
Treasury stock at cost; 11,863 and zero shares at December 31, 2011 and 2010, respectively	(128)	—
Accumulated other comprehensive loss	(110)	(21)
Accumulated deficit	(37,938)	(52,801)
Total stockholders' equity	78,272	58,414
Total liabilities and stockholders' equity	$101,219	$80,411
See accompanying notes.

Convio, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year Ended December 31,
	2011	2010	2009
Revenue:
Subscription	$48,934	$46,203	$44,013
Services	17,262	12,150	10,887
Usage	14,157	11,391	8,186
Total revenue	80,353	69,744	63,086
Cost of revenue:
Cost of subscription and usage (1)(3)	13,525	12,376	12,152
Cost of services (2)(3)	17,622	13,165	12,627
Total cost of revenue	31,147	25,541	24,779
Gross profit	49,206	44,203	38,307
Operating expenses:
Sales and marketing (3)	25,413	22,468	21,556
Research and development (3)	10,744	10,552	10,041
General and administrative (3)	9,287	6,552	6,034
Amortization of other intangibles	971	857	1,400
Total operating expenses	46,415	40,429	39,031
Income (loss) from operations	2,791	3,774	(724)
Interest income	96	61	6
Interest expense	—	(126)	(355)
Other income (expense)	(4)	45	(803)
Income (loss) before income taxes	2,883	3,754	(1,876)
Provision (benefit) for income taxes	(11,980)	299	219
Net income (loss)	$14,863	$3,455	$(2,095)
Net income (loss) attributable to common stockholders (note 2):
Basic	$14,863	$3,048	$(2,095)
Diluted	$14,863	$3,455	$(2,095)
Net income (loss) per share attributable to common stockholders (note 2):
Basic	$0.82	$0.22	$(0.29)
Diluted	$0.76	$0.20	$(0.29)
Weighted average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	18,151	14,155	7,313
Diluted	19,513	17,517	7,313

(1)	Includes amortization of intellectual property and acquired technology of $630, $127 and $1,016 in 2011, 2010 and 2009, respectively.

(2)	Includes compensation expense related to earnout provisions of business acquisitions of $305, zero and zero for the years ended December 31, 2011, 2010 and 2009, respectively.

Convio, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(continued)

(3)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2011	2010	2009
Cost of subscription and usage	$195	$162	$111
Cost of services	544	307	472
Sales and marketing	898	659	742
Research and development	409	357	343
General and administrative	983	563	834

See accompanying notes.

Convio, Inc. Consolidated Statements of Changes in Stockholders' Equity (Deficit) (in thousands, except share amounts)

			Series P Common Stock		Series Q Common Stock		Series R Common Stock		Series S Common Stock						Accumulated Other Comprehensive income/ (Loss)	Total Stock- holders' Equity (Deficit)
	Common Stock										Additional Paid-In Capital			Accumulated Deficit
												Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2009	—	$—	5,340,748	$5	198,796	$—	676,025	$1	1,086,209	$1	$34,797	$—		$(54,161)	$—	$(19,357)
Issuance of Series P common stock upon exercise of options	—	—	25,328	—	—	—	—	—	—	—	39	—		—	—	39
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,504	—		—	—	2,504
Net loss	—	—	—	—	—	—	—	—	—	—	—	—		(2,095)	—	(2,095)
Balance at December 31, 2009	—	—	5,366,076	5	198,796	—	676,025	1	1,086,209	1	37,340	—		(56,256)	—	(18,909)
Issuance of Series P common stock upon exercise of options	—	—	92,092	—	—	—	—	—	—	—	128	—		—	—	128
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	2,048	—	—	—	—	2,048
Conversion of Series A, B and C preferred stock into Common Stock on IPO	5,316,037	6	—	—	—	—	—	—	—	—	33,863	—	—	—	—	33,869
Conversion of Series P, Q, R and S into Common Stock on IPO	7,419,198	7	(5,458,168)	(5)	(198,796)	—	(676,025)	(1)	(1,086,209)	(1)	—	—		—	—	—
Shares sold in the IPO/Proceeds received from IPO, net of issuance costs	4,559,436	5	—	—	—	—	—	—	—	—	35,883	—	—	—	—	35,888
Issuance of undesignated common stock upon exercise of options post IPO	245,065	—	—	—	—	—	—	—	—	—	566	—	—	—	—	566

Convio, Inc. Consolidated Statements of Changes in Stockholders' Equity (Deficit) (in thousands, except share amounts) Continued

			Series P Common Stock		Series Q Common Stock		Series R Common Stock		Series S Common Stock						Accumulated Other Comprehensive income/ (Loss)	Total Stock- holders' Equity (Deficit)
	Common Stock										Additional Paid-In Capital			Accumulated Deficit
												Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Net exercise of preferred stock warrants	72,800	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Reclass of warrant revaluation upon closing of the IPO	—	—	—	—	—	—	—	—	—	—	1,390	—	—	—	—	1,390
Comprehensive income:
Net unrealized gains/losses on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(21)	(21)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	3,455	—	3,455
Total comprehensive income																3,434
Balance at December 31, 2010	17,612,536	18	—	—	—	—	—	—	—	—	111,218	—		(52,801)	(21)	58,414
Issuance of common stock upon exercise of options	896,945	1	—	—	—	—	—	—	—	—	2,182	—		—	—	2,183
Vesting of restricted stock units	39,160	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Shares acquired to settle employee tax withholding liability	—	—	—	—	—	—	—	—	—	—	—	(128)		—	—	(128)
Net exercise of preferred stock warrants	54,538	—	—	—	—	—	—	—	—	—	—	—		—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	3,029	—		—	—	3,029

Convio, Inc. Consolidated Statements of Changes in Stockholders' Equity (Deficit) (in thousands, except share amounts) Continued

			Series P Common Stock		Series Q Common Stock		Series R Common Stock		Series S Common Stock					Accumulated Other Comprehensive income/ (Loss)	Total Stock- holders' Equity (Deficit)
	Common Stock										Additional Paid-In Capital		Accumulated Deficit
												Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Comprehensive income:
Net unrealized gains/(losses) on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	—	19	19
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(108)	(108)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	14,863	—	14,863
Total comprehensive income															14,774
Balance at December 31, 2011	18,603,179	$19	—	$—	—	$—	—	$—	—	$—	$116,429	$(128)	$(37,938)	$(110)	$78,272

See accompanying notes.

Convio, Inc. Consolidated Statements of Cash Flows (in thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$14,863	$3,455	$(2,095)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,365	2,135	2,286
Amortization of intangible assets	1,601	984	2,416
Amortization of capitalized software development costs	500	96	—
Amortization of debt issuance costs	—	28	90
Deferred taxes	(12,286)	—	—
Revaluation of warrants to fair value	—	15	814
Stock-based compensation	3,029	2,048	2,503
Gain on sale of fixed assets	—	(53)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,263)	989	(263)
Prepaid expenses and other assets	(31)	240	(419)
Accounts payable	834	23	217
Accrued liabilities and accrued compensation	348	607	704
Deferred revenue	(1,475)	(1,445)	538
Net cash provided by operating activities	8,485	9,122	6,791
Cash flows from investing activities:
Purchases of marketable securities	(56,622)	(46,864)	—
Sales of marketable securities	24,857	—	—
Proceeds from maturities of marketable securities	29,911	9,900	—
Increase in restricted cash	(1,081)	(1,248)	—
Capitalized software development costs	(2,230)	(937)	—
Cost of acquisitions, net of cash acquired	(6,797)	—	—
Purchase of property and equipment, net	(2,975)	(2,574)	(1,749)
Net cash used in investing activities	(14,937)	(41,723)	(1,749)
Cash flows from financing activities:
Payments made on long-term debt and capital lease obligations	(14)	(2,197)	(2,247)
Proceeds from common stock issuance in connection with initial public offering, net of issuance costs of $5,147	—	35,888	—
Shares acquired to settle employee tax withholding liability	(128)	—	—
Proceeds from issuance of common stock upon exercise of options	2,183	695	39
Net cash provided by (used in) financing activities	2,041	34,386	(2,208)
Net change in cash and cash equivalents	(4,411)	1,785	2,834
Effect of exchange rates on cash and cash equivalents	(1)	—	—
Cash and cash equivalents at beginning of year	18,447	16,662	13,828
Cash and cash equivalents at end of year	$14,035	$18,447	$16,662

Convio, Inc. Consolidated Statements of Cash Flows (in thousands) Continued

	Year Ended December 31,
	2011	2010	2009
Supplemental information:
Cash paid during the periods for:
Interest paid	$—	$72	$210
Taxes paid, net of refunds	$340	$262	$152
Noncash financing activities:
Conversion of convertible preferred stock to common stock upon initial public offering	$—	$(33,869)	$—
Conversion of Series P, Series Q, Series R and Series S common stock to undesignated common stock upon initial public offering	$—	$(7)	$—
Reclassification of preferred stock warrant liability to additional paid-in capital upon initial public offering	$—	$(1,390)	$—

Convio, Inc.
Notes to Consolidated Financial Statements
1. The Company
Convio, Inc., together with its wholly-owned subsidiaries (collectively, the "Company" or "Convio"), is a provider of on-demand constituent engagement solutions that enable nonprofit organizations ("NPOs") to more effectively raise funds, advocate for change and cultivate relationships with donors, activists, volunteers, alumni and other constituents. The Company's integrated solutions include its Convio Luminate solution ("Luminate") and Convio Common Ground CRM ("Common Ground"). Luminate is targeted at large, enterprise NPOs, and consists of both the Luminate Online suite (previously known as Convio Online Marketing) and the Luminate CRM suite, which may be sold separately or as an integrated offering. The integrated Luminate offering allows large, enterprise NPOs to engage constituents through online and offline channels as well as analyze the relationships they have with such constituents to design tailored, integrated, multi-channel campaigns and interactions. Common Ground is targeted at small and mid-sized NPOs and offers them a simple, easy to use, complete and affordable solution that combines a powerful database for constituents with online fundraising, marketing and volunteer management modules so that NPOs can manage all their fundraising and constituent engagement operations from one solution. The Company's solutions are enhanced by a portfolio of value-added services tailored to its clients' specific needs, as well as a network of technology and services partners that enhance our solutions.

The Company was incorporated in Delaware on October 12, 1999. On February 16, 2007, the Company acquired GetActive Software, Inc. ("GetActive"), a privately owned company based in Berkeley, California. The Company acquired GetActive, a provider of online constituent relationship management software and services and a competitor of the Company, to expand its client base and increase its market presence in the nonprofit market. On January 28, 2011, the Company's wholly-owned subsidiary, StrategicOne, Inc. ("StrategicOne"), acquired substantially all of the assets and assumed certain liabilities of StrategicOne, LLC, a privately owned company, to strengthen the Company's enterprise offering by adding the experience and expertise of a provider of data analytics, predictive modeling and other database marketing services to the Company. On July 1, 2011, the Company acquired all of the outstanding shares of Baigent Limited ("Baigent"), a privately owned company located in the United Kingdom ("UK"), to enter the international marketplace by adding the experience and expertise of a leading provider of digital strategy, design, technology implementation and online fundraising solutions to charities in the UK.
2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The accompanying consolidated balance sheets as of December 31, 2011 and 2010 and the accompanying consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2011 represent our financial position, results of operations and cash flows as of and for the periods then ended.
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.
Applicable Accounting Guidance
Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative non-governmental United States GAAP as found in the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC").

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Recent Accounting Pronouncements
In December 2011, the FASB issued Accounting Standards Update ("ASU") 2011-11, Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Entities are required to disclose both gross and net information about these instruments. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU is not expected to have a material impact on the Company's financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment, to allow entities to use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. ASU 2011-08 is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011 and earlier adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company's financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income. This ASU requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the effective date pertaining to presenting reclassification adjustments by component in both the statements where net income and other comprehensive income are presented. ASU 2011-05 and ASU 2011-12 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively. The adoptions of these ASUs are not expected to have a material impact on the Company's financial position or results of operations, but will result in an additional statement of other comprehensive income.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU provides a consistent definition of fair value between U.S. GAAP and International Financial Reporting Standards. Additionally, the ASU changes certain fair value measurement principles and expands the disclosures for fair value measurements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is to be applied prospectively. The adoption of this ASU is not expected to have a material impact on the Company's financial statements.
Segments
Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a company-wide basis. Accordingly, in accordance with ASC 280, the Company determined that it has a single reporting segment and operating unit structure.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the Company's financial statements.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Reclassifications
Certain reclassifications have been made to prior year financial statements to conform to current year presentation. The presentation of the of consolidated statements of operations has been modified as a result of the adoption of ASU 2009-13, Multiple-Deliverable Revenue Arrangements ("ASU 2009-13"), as more fully described under Revenue Recognition below.
Cash and Cash Equivalents
Cash and cash equivalents are stated at cost and consist of cash deposits and investment securities with original maturities of three months or less when purchased. At December 31, 2011, the Company had deposits in financial institutions that exceeded the federally-insured limits by $5.0 million.
Accounts Receivable
In the ordinary course of business, the Company extends credit to its clients. Accounts receivable are recorded at their outstanding principal balances, adjusted by an allowance for doubtful accounts.
In estimating the allowance for doubtful accounts, the Company considers the length of time that receivables have been outstanding, historical write-off experience, current economic conditions and client-specific information. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts.
The following table summarizes the changes in allowance for doubtful accounts for receivables (in thousands):

	Balance at Beginning of Period	Charged to Expense, Net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
2009	$324	$233	$(326)	$231
2010	231	184	(185)	230
2011	230	171	(127)	274
Concentration of Credit Risks, Significant Clients and Suppliers and Geographic Information
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents, restricted cash, marketable securities and accounts receivable. The Company's cash and cash equivalents, restricted cash and marketable securities are placed with high credit-quality financial institutions. The Company's accounts receivable are derived from sales to its clients who primarily operate in the nonprofit sector. The Company generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations.
No one client accounted for more than 10% of the Company's revenue in 2011, 2010 or 2009. Additionally, no one client balance accounted for more than 10% of the Company's accounts receivable balance at December 31, 2011 or 2010.
As of December 31, 2011 and 2010, substantially all of the Company's long-lived assets were located in the United States. In 2011, 2010 and 2009, substantially all of the Company's revenue was derived from customers in the United States.
The Company serves its clients primarily from a third-party datacenter, SunGard Availability Services LP, located in Austin, Texas. As part of the Company's StrategicOne acquisition in January 2011 and the Baigent acquisition in July 2011, the Company now has two smaller third-party datacenters located in Nebraska and the UK, respectively. The Company does not control the operation of these facilities, which are vulnerable to damage or interruption. Although the Company has disaster recovery capabilities, such capabilities will not provide automated off-site failover services in the event services at the datacenters are interrupted. Any interruptions or problems at the datacenters would likely result in significant disruptions of its solutions hosted at such site.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Marketable Securities
The Company follows authoritative guidance in determining the classification of and accounting for its marketable securities. The Company's marketable securities are classified as available-for-sale and are carried at fair value with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive loss in stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary are included as a component of interest income based on the specific identification method. Fair value is determined based on quoted market prices or pricing models using current market rates.
The Company views its available-for-sale securities as available for use, if needed, for current operations. Accordingly, the Company has classified all available-for-sale securities as short-term, even though the stated maturity date may be one year or more beyond the current balance sheet date.
The Company reviews its available-for-sale investments as of the end of each reporting period for other-than-temporary declines in fair value based on the specific identification method. The Company considers various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, changes in underlying credit ratings, forecasted recovery, its intent to sell or the likelihood that it would be required to sell the investment before its anticipated recovery in market value and the probability that the scheduled cash payments will continue to be made. When the Company concludes that an other-than-temporary impairment has occurred, the Company assesses whether it intends to sell the security or if it is more likely than not that it will be required to sell the security before recovery. If either of these two conditions is met, the Company recognizes a charge in earnings equal to the entire difference between the security's amortized cost basis and its fair value. If the Company does not intend to sell a security or it is not more likely than not that it will be required to sell the security before recovery, the unrealized loss is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recorded in accumulated other comprehensive income or loss.
Preferred Stock Warrants
Prior to the Company's completion of its initial public offering, freestanding warrants that were related to shares that were redeemable were accounted for in accordance with the applicable guidance in ASC Topic 480. Under the provisions of this guidance, the freestanding warrants that were related to the Company's preferred stock were classified as liabilities in the accompanying balance sheets. Additionally, preferred stock warrants that were converted into equivalent units to acquire shares of Series A convertible preferred stock and Series P common stock were classified as liabilities in the accompanying balance sheets. The warrants and equivalent units were subject to re-measurement at each balance sheet date, and any change in fair value was recognized as a component of other income (expense). Upon the closing of the Company's initial public offering on May 4, 2010, all outstanding preferred stock warrants were converted into warrants to purchase common stock and, accordingly, the liability was reclassified to additional paid-in capital.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
The Company estimated the fair value of the preferred stock warrant liability using the Black-Scholes valuation method. The following table summarizes the weighted average fair value of the warrants and the assumptions utilized to develop their fair value at each measurement date:

	Final Measurement Date	Three Months Ended
	Apr 29, 2010	Mar 31, 2010	Dec 31, 2009	Sep 30, 2009	Jun 30, 2009	Mar 31, 2009
Weighted-average fair value of warrants outstanding	$5.71	$7.58	$5.65	$3.64	$3.24	$3.01
Risk-free interest rate	2.43%	2.43%	2.29%	2.29%	2.87%	1.92%
Expected volatility	0.62	0.62	0.64	0.65	0.66	0.66
Weighted-average expected life in years	3.70	3.78	4.02	4.28	4.31	4.56
Dividend yield	—	—	—	—	—	—
 The Company recorded zero, $15,000 and $814,000 of other expense in 2011, 2010 and 2009, respectively, to reflect the change in fair value of the preferred stock warrants during those periods.
Property and Equipment
Property and equipment are recorded at cost. Property and equipment are depreciated on a straight-line basis over the following estimated useful lives of the assets:

Estimated Useful Life
Computer software	2 to 5 years
Computer equipment	3 to 7 years
Furniture and fixtures	3 to 7 years
Leasehold improvements	Shorter of lease term or useful life
Amortization of assets recorded under capital leases is included with depreciation expense. Maintenance and repairs are expensed as incurred.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Goodwill and Intangible Assets
Goodwill
The following table reflects the changes in goodwill for the years ended December 31, 2011 and 2010 (in thousands):

Balance at December 31, 2009	$5,527
Acquisition	—
Foreign currency translation and other adjustments	—
Balance at December 31, 2010	5,527
Acquisitions	4,146
Foreign currency translation and other adjustments	(49)
Balance at December 31, 2011	$9,624
The Company tests goodwill for impairment annually on October 1st, or whenever events or changes in circumstances indicate an impairment may have occurred. Because the Company operates in a single reporting unit, the impairment test is performed at the consolidated entity level by comparing the estimated fair value of the Company to the carrying value of the goodwill. Impairment may result from, among other things, deterioration in the performance of the business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business and a variety of other circumstances. If it is determined that an impairment has occurred, the Company records a write-down of the carrying value of goodwill to its implied fair value and charges the impairment as an operating expense in the period the determination is made. Although the Company believes goodwill is appropriately stated in its consolidated financial statements, changes in strategy or market conditions could significantly impact these judgments and require an adjustment to the recorded balance. There was no impairment of goodwill in 2011, 2010 or 2009.
Intangible Assets
In connection with the Company's acquisition of GetActive in 2007, StrategicOne in January 2011 and Baigent in July 2011, the Company recorded certain intangible assets, including acquired technology, customer relationships, trade names and noncompete agreements.
Amounts allocated to the acquired intangible assets are being amortized on a straight-line basis over the estimated useful lives. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Intangible assets consist of the following (in thousands):

		Year Ended December 31,
	Estimated Useful Life	2011	2010
Acquired Technology and Intellectual Property:
Acquired technology	3 years	$3,049	$3,049
Intellectual property	3 years	2,296	—
Accumulated amortization		(3,679)	(3,049)
		$1,666	$—
Other Intangibles:
Customer relationships	3 to 9 years	$7,606	$7,007
Tradenames	6 months to 3 years	1,898	1,850
Agreements not to compete	3.5 to 4 years	426	110
Accumulated amortization		(5,942)	(4,977)
		$3,988	$3,990
Total Intangible Assets, net		$5,654	$3,990
Future estimated amortization expense of intangible assets as of December 31, 2011 is as follows (in thousands):

2012	$1,842
2013	1,842
2014	1,090
2015	783
2016	97
Thereafter	—
Total	$5,654
Impairment of Long-Lived Assets
Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with groups of assets used in combination over their estimated useful lives against their respective carrying amounts. If projected undiscounted future cash flows are less than the carrying value of the asset group, an impairment is recorded for any excess of the carrying amount over the fair value of those assets in the period in which the determination is made.
Debt Issuance Costs
Costs incurred in connection with the origination of long-term debt are deferred and amortized over the life of the debt instrument using the effective interest method. In May 2010, the Company repaid the balance of the outstanding line of credit with proceeds from the IPO and wrote-off $17,000 of debt issuance costs. Interest expense includes the amortization and write-off of debt issuance costs.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising expenses were approximately $478,000, $249,000 and $207,000 in 2011, 2010 and 2009, respectively.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Revenue Recognition
The Company derives its revenue from subscriptions, services and usage and recognizes revenue in accordance with relevant authoritative accounting principles. The Company's subscription arrangements do not allow the client to take possession of the software application and the Company's arrangements do not contain general rights of return. The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the service has been provided to the client;

•	the collection of the fees is reasonably assured; and

•	the amount of fees to be paid by the client is fixed or determinable.
In determining whether collection of the subscription and related services fees is reasonably assured, the Company considers financial and other information about clients, such as a client's funding level, obtained as part of the Company's sales effort with the clients. As a client relationship progresses, the Company also considers the client's payment history. The Company's determination of collectibility has historically been good as bad debt expenses have not been significant to date.

In determining whether the fee is fixed or determinable, the Company only recognizes revenue for amounts that the client is legally obligated to pay. There are no instances where the Company is recognizing revenue prior to invoicing the client. For example, for multi-year contracts where the client has the right to cancel a portion of the contractual term, the Company only recognizes revenue for amounts related to the noncancelable portion of the contract until the client has relinquished its right to cancel. For multi-year contracts with increasing annual payments, the Company recognizes revenue based upon the amounts actually invoiced, which results in an increasing amount of revenue recognized each year. For multi-year contracts with decreasing annual payments, the Company recognizes revenue ratably using the entire noncancelable contract value, which results in cash received in the early portion of the contract term exceeding the amount of revenue recognized. For contracts that have usage-based terms, the Company recognizes revenue when the usage amounts are determined, reported and billed to the client.

Subscription revenue is recognized ratably over the term of the agreement beginning on the later of the activation date or the date the client begins paying for the subscription. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

In October 2009, the FASB amended the accounting standards for multiple-element revenue arrangements to:

•	provide updated guidance on how multiple deliverables that exist in an arrangement should be separated, and how the consideration should be allocated;

•
require an entity to allocate revenue in an arrangement using best estimated selling prices ("BESP") of each element if a vendor does not have vendor-specific objective evidence of selling price ("VSOE") or third-party evidence of selling price ("TPE"); and

•	eliminate the use of the residual method and require a vendor to allocate revenue using the relative selling price method.

The Company adopted this accounting guidance prospectively for applicable arrangements entered into or materially modified after January 1, 2011 (the beginning of the Company's fiscal year).

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Prior to adoption of ASU 2009-13, services, when sold with a subscription of the Company's modules, did not qualify for separate accounting as the Company did not have objective and reliable evidence of fair value of the undelivered subscription service. Therefore, it recognized such services revenue from these multiple-element agreements ratably over the term of the related subscription agreement and allocated subscription revenue and services revenue based on the stated contract price. If elements were not separately priced in the contract then the entire amount was allocated to subscription revenue. The Company will continue to recognize revenue on all services sold together with a subscription entered into prior to January 1, 2011 ratably over the remaining subscription period.

As a result of adopting ASU 2009-13, the Company evaluates each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and the delivery of the undelivered element is probable and within our control. In most instances, sales arrangements with multiple elements are comprised of subscription fees for access to the Company's application services and professional or consulting services to assist clients with deployment, design, configuration and other strategic consulting services such as strategic planning, campaign management, data analytics, predictive modeling and other database marketing services. Professional or consulting services designed to assist clients with the deployment, design and configuration of the Company's applications have standalone value because the Company regularly provides subscriptions, and subscription renewals, to its applications without a services element when clients either handle these functions internally or contract directly with separate, third-party vendors to procure these services. Strategic consulting services have standalone value because the Company regularly sells and delivers these services to clients separate and apart from the subscription of the Company's applications. Additionally, third-party vendors routinely provide similar strategic consulting services to the Company's clients.

In accordance with ASU 2009-13, the Company allocates revenue to each element in an arrangement based on a selling price hierarchy. The selling price for a deliverable is based on VSOE of selling price, if available, TPE of selling price, if VSOE is not available, or BESP, if neither VSOE nor TPE is available. The Company has been unable to establish VSOE or TPE for the elements included in its multiple-element sales arrangements. Therefore, the Company has established the BESP for each element primarily by considering the average price of actual sales of services sold on a standalone basis, renewal pricing of subscription services, the number of modules purchased or renewed and the expected usage by the client over their subscription term, as well as other factors, including but not limited to market factors, management's pricing practices and growth strategies. Revenue allocated to the subscription is recognized over the subscription term and revenue allocated to services is recognized as the services are delivered.

The total arrangement fee for a multiple-element arrangement is allocated based on the relative BESP of each element.  If the amount of the total arrangement consideration allocable to services under this method is greater than the fee stated in the contract for the delivery of such services, only the contractually-stated amount is recognized as revenue as the services are delivered to the client.  The additional fees allocated to services above the amount stated in the contract are recognized ratably over the term of the subscription as that allocated fee becomes due.

Revenue for the year ended December 31, 2011 was $80.4 million with the adoption of ASU 2009-13 and would have been $79.7 million, had the Company not adopted ASU 2009-13. As the Company will be able to recognize the revenue allocated to services upon delivery and completion of the work rather than ratably over the contracted term of the subscription as required under the previous accounting guidance, the Company expects that the adoption of ASU 2009-13 will result in higher revenue for future periods on existing and new service agreements, as compared to revenue from such agreements as if the Company had not adopted ASU 2009-13. The Company is not able to reasonably estimate the amount of the increase in future revenue, as the impact will depend on the nature and size of the new or materially modified arrangements as well as the mix of subscription and services included in the arrangements in any given future period.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
When the Company sells services other than with the subscription of its modules, the Company evaluates whether the services should be combined with the existing subscription agreement as a multiple-element revenue arrangement based on the following factors:

•	availability of the services from other vendors;

•	whether the services are priced at an amount commensurate with the effort required to deliver such services;

•	the nature of the services;

•	the timing of when the services agreement was signed in comparison to the subscription service start date; and

•	the contractual dependence of the subscription service on the client's satisfaction with the services.
When the Company sells services other than with the subscription of its modules, the Company recognizes revenue under time and material contracts as the services are delivered and the Company recognizes revenue from fixed price contracts using a proportional performance method.

Certain clients have contracts that provide for a percentage of donations received online through its modules to be paid to the Company in place of or in conjunction with the standard monthly subscription fee. In addition, certain clients have contracts which require payment of additional fees for usage above the levels included in the standard monthly subscription fee. Such fees are recognized as revenue when the usage amounts are determined, reported and billed to the client.
Deferred Revenue
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company's subscription service and related professional services described above and is recognized as the revenue recognition criteria are met. The Company generally invoices its clients for their subscription service in quarterly installments while a smaller number are invoiced annually or monthly. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.
Cost of Revenue
Cost of revenue consists primarily of labor costs for the Company's hosting, consulting and professional services organizations, third-party costs and equipment depreciation relating to the Company's hosting services as well as allocated facilities and equipment costs. These amounts are expensed as incurred.
Research and Development
The Company capitalizes the costs to develop software for internal use (including the costs of developing the Company's Luminate and Common Ground solutions) incurred during the application development stage as well as costs to develop significant upgrades or enhancements to existing internal use software. These costs are amortized on a straight-line basis over an estimated useful life of three years. During 2011 and 2010, the Company capitalized approximately $2.2 million and $937,000, respectively, of costs incurred to upgrade and enhance existing internal use software. Costs incurred to improve or enhance the Company's products during 2009 were expensed as incurred as these costs did not qualify as significant upgrades or enhancements. Capitalized costs are recorded as part of property and equipment.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Foreign Currency Translations

The functional currency of the Company's foreign subsidiaries is determined in accordance with authoritative guidance issued by the FASB. If the functional currency is other than the U.S. dollar, the Company translates assets and liabilities for foreign subsidiaries at exchange rates in effect at the balance sheet date and translates income and expense accounts at the average monthly exchange rates for the periods. Resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders' equity.

The Company records gains and losses from currency transactions denominated in currencies other than the functional currency as other income (expense) in its consolidated statements of operations. These gains and losses were not material for the years ended December 31, 2011, 2010 and 2009.
Comprehensive Income (Loss)
Comprehensive income (loss) includes net income (loss), as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. The Company's elements of other comprehensive income are unrealized gains and losses on available-for-sale securities and cumulative foreign currency translation adjustments, net of tax. There were realized gains on available-for-sale securities of $4,000, zero and zero in the years ended December 31, 2011, 2010 and 2009, respectively. There were no realized losses in these periods.
Comprehensive income (loss) was as follows (in thousands):

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$14,863	$3,455	$(2,095)
Other comprehensive loss:
Cumulative foreign currency translation adjustments, net	(108)	—	—
Unrealized gains (losses) on available-for-sale securities, net	19	(21)	—
Comprehensive income (loss)	$14,774	$3,434	$(2,095)
Sales Commissions
Sales commissions are earned by the salesperson at the time of contract signing and are expensed as incurred.
Income Taxes
The Company uses the liability method of accounting for income taxes whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. Deferred tax assets are also recognized for tax net operating loss carryforwards. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to reverse or be utilized. The realization of total deferred tax assets is contingent upon the generation of future taxable income. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.
Income tax provision includes United States federal, state and local income taxes, as well as foreign income taxes, and is based on pre-tax income or loss. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company's annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local as well as foreign income taxes, and the ability of the Company to use tax credits and net operating loss carryforwards.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
The Company recognizes and measures benefits for uncertain tax positions which require significant judgment from management. The Company evaluates its uncertain tax positions on a quarterly basis and it bases these evaluations upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement. Future changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in our income tax expense in the period in which we make the change, which could have a material impact on our effective tax rate and operating results.
Indemnifications
The Company recognizes a liability for the fair value for certain guarantee and indemnification arrangements issued or modified by the Company. When the Company determines that a loss is probable, the estimable loss must be recognized as it relates to applicable guarantees and indemnifications. Some of the software licenses granted by the Company contain provisions that indemnify clients of the Company's software from damages and costs resulting from claims alleging that the Company's software infringes the intellectual property rights of a third party. The Company records resulting costs as incurred and historically such costs have not been significant. Accordingly, the Company has not recorded a liability related to these indemnification provisions as the Company believes any costs are immaterial.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as the Company's director or officer or that person's services provided to any other company or enterprise at the Company's request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. No expense has been incurred to date for such indemnity obligations.
Stock-Based Compensation
Stock-based compensation is measured at the grant date, based on the estimated fair value of the award on that date, and is recognized as expense over the requisite service period, which is generally over the vesting period, on a straight-line basis. The Company uses the Black-Scholes option pricing model to estimate the grant date fair value of stock options awarded under our equity incentive plans.
Net Income (Loss) Per Share
The Company used the two-class method to compute net income per share for the years ended December 31, 2010 and 2009, because the Company had previously issued securities, other than common stock, that contractually entitled the holders to participate in dividends and earnings of the Company. In May 2010, all of the Company's outstanding convertible preferred stock converted into common stock in connection with the Company's initial public offering. Prior to the conversion, the holders of the Series C convertible preferred stock were entitled to receive dividends when, as and if declared by the board of directors, in preference to a declaration or payment of a dividend, at a rate of $0.7114 per share. In addition, the holders of the Series A and Series B convertible preferred stock were entitled to receive dividends, when, as and if declared by the board of directors, in preference to any common stock of the Company. The dividends were non-cumulative and no such dividends were declared or paid. Holders of Series A, Series B and Series C convertible preferred stock did not share in losses of the Company.
Under the two-class method, basic net income per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is determined by allocating undistributed earnings between the holders of common stock and Series A, Series B and Series C convertible preferred stock. Diluted net income per share attributable to common stockholders is computed by using the weighted average number of common shares outstanding, including potential dilutive shares of common stock assuming the dilutive effect of convertible preferred stock, on an if-converted basis, and outstanding stock options and convertible preferred stock warrants using the treasury stock method.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
Due to losses incurred during the year ended December 31, 2009, the shares associated with stock options, convertible preferred stock warrants and convertible preferred stock are not included in diluted net loss per share because they are anti-dilutive.
In May 2010, in conjunction with the Company's initial public offering, all of the Company's Series P, Series Q, Series R and Series S common stock converted into undesignated common stock. Prior to the conversion, the Series P, Series Q, Series R and Series S common stock had the same dividend rights, and therefore, resulted in basic and diluted net income (loss) per share being the same for each class of common stock. As such, net income (loss) per share for the years ended December 31, 2011, 2010 and 2009 is presented on a combined basis.
Basic and diluted net income (loss) per share was calculated as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2011	2010	2009
Basic net income (loss) per share
Numerator:
Net income (loss)	$14,863	$3,455	$(2,095)
Less: Undistributed earnings allocated to participating preferred stock	—	(407)	—
Net income (loss) attributable to common stockholders	$14,863	$3,048	$(2,095)
Denominator:
Weighted average common shares outstanding, basic	18,151	14,155	7,313
Basic net income (loss) per common share	$0.82	$0.22	$(0.29)

Diluted net income (loss) per share
Numerator:
Net income (loss) attributable to common stockholders	$14,863	$3,455	$(2,095)
Denominator:
Weighted average common shares outstanding, basic	18,151	14,155	7,313
Add: Outstanding convertible preferred stock (1)	—	1,733	—
Add: Outstanding convertible preferred stock warrants (2)	14	74	—
Add: Restricted stock units	42	1	—
Add: Options to purchase common stock	1,306	1,554	—
Weighted average common shares outstanding, diluted	19,513	17,517	7,313
Diluted net income (loss) per common share	$0.76	$0.20	$(0.29)

(1)	Immediately prior to the closing of the Company's initial public offering, each share of the Company's outstanding preferred stock was converted into one share of undesignated common stock.

(2)	Upon the closing of the Company's initial public offering, all outstanding preferred stock warrants were converted into warrants to purchase common stock.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
2. Summary of Significant Accounting Policies (Continued)
The following table displays the Company's other outstanding common stock equivalents that were excluded from the computation of diluted net loss per share for the three years ended December 31, 2011, as the effect of including them would have been anti-dilutive (in thousands):

	As of December 31,
	2011	2010	2009
Convertible preferred stock	—	—	5,316
Convertible preferred stock warrants	2	2	253
Options to purchase common stock	1	250	1,153
3. Business Combinations
Baigent Limited

On July 1, 2011, the Company acquired all of the outstanding shares of Baigent, a privately owned company located in the UK, to enter the international marketplace by adding the experience and expertise of a leading provider of digital strategy, design, technology implementation and online fundraising solutions to charities in the UK. The purchase price paid was in excess of the fair value of the net assets acquired and, as a result, the Company recorded goodwill.

Baigent was acquired for approximately $2.9 million in cash, approximately (i) $289,000 of which has been held back for a period of 15 months from the acquisition date to compensate the Company for any breach of a representation or warranty or any violation or default of any obligation by the sellers subsequent to the acquisition and (ii) $59,000 of which was held back and was paid to the sellers during the fourth quarter of 2011 based on Baigent's execution of an agreement for Baigent's software and services with a named UK charity. The $289,000 holdback is recorded as a current liability on the consolidated balance sheet. In addition, the Company agreed to pay up to approximately $400,000 in additional cash consideration over the next three and a half years to certain employees of Baigent upon the achievement by Baigent of certain milestone-based objectives, the payment of which are guaranteed by Convio in the event that such milestone-based objectives are achieved. Payouts under these agreements are contingent upon the future employment of these Baigent employees with Convio and were therefore not included as consideration in recording the business combination but will be recorded as compensation expense as earned.

The Company recorded the purchase of Baigent using the acquisition method of accounting and accordingly, recognized assets acquired and liabilities assumed at their fair values as of the date of acquisition. The results of Baigent's operations are included in the Company's consolidated results of operations beginning with the date of acquisition. Proforma results of operations related to this acquisition have not been presented since Baigent's operating results up to the date of acquisition were not material to the Company's consolidated financial statements.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
3. Business Combinations (Continued)
The purchase price was allocated as follows (in thousands):

Assets Acquired:
Accounts receivable	$300
Cash	229
Other current assets	48
Property and equipment	35
Customer relationships	539
Noncompete agreements	131
Intellectual property	550
Trade names	3
Goodwill	1,598
Total assets acquired	3,433
Liabilities assumed:
Deferred revenue	87
Current liabilities	175
Long-term deferred tax liability	272
Total liabilities assumed	534
Net assets acquired	$2,899

The noncompete agreements intangible asset relates to agreements with certain individuals that were formerly associated with Baigent and will be amortized over a three and a half-year term. The customer relationships and intellectual property intangible assets acquired will be amortized over a three-year term from the acquisition date. The trade name intangible asset will be amortized over a six month term from the acquisition date.

Baigent acquisition related costs of $275,000 for the year ended December 31, 2011 have been included in general and administrative expenses on the consolidated statement of operations. No estimated compensation expense related to the achievement of Baigent milestones have been included in the consolidated statement of operations for the year ended December 31, 2011 as the milestone-based objectives for fiscal 2011 were not achieved.

StrategicOne, LLC

On January 28, 2011, the Company's wholly-owned subsidiary, StrategicOne, acquired certain assets and liabilities of StrategicOne, LLC, a privately owned company, to strengthen its enterprise offering by adding the experience and expertise of a provider of data analytics, predictive modeling and other database marketing services to the Company. The purchase price paid was in excess of the fair value of the net assets acquired and, as a result, the Company recorded goodwill that is expected to be deductible for tax purposes.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
3. Business Combinations (Continued)
StrategicOne acquired the assets and assumed certain liabilities in exchange for $4.9 million in cash, $500,000 of which has been held back for a period of 18 months from the acquisition date to compensate the Company for any breach of a representation or warranty, or any violation or default of any obligation by StrategicOne, LLC subsequent to the acquisition and is recorded as a current liability on the consolidated balance sheet as of December 31, 2011. In addition, Convio agreed to deliver up to 50,000 shares of Convio common stock (acquisition date fair value of $450,000) and pay up to $1.3 million in additional cash consideration over the next three years contingent upon the achievement of certain milestone-based objectives, the payment of which are guaranteed by Convio in the event that such milestone-based objectives are achieved. Payouts under these agreements are contingent upon future employment of certain former StrategicOne, LLC employees with Convio and were therefore not included as consideration in recording the business combination but will be recorded as compensation expense as earned.

The Company recorded the purchase of StrategicOne, LLC's assets and liabilities assumed using the acquisition method of accounting and accordingly, recognized the assets acquired and liabilities assumed at their fair values as of the date of the acquisition. The results of StrategicOne's operations are included in the Company's consolidated results of operations beginning with the date of the acquisition. Proforma results of operations related to this acquisition have not been presented since StrategicOne, LLC's operating results up to the date of acquisition were not material to the Company's consolidated financial statements.

The purchase price was allocated as follows (in thousands):

Assets Acquired:
Accounts receivable	$207
Other current assets	17
Property and equipment	128
Customer relationships	80
Noncompete agreements	190
Intellectual property	1,767
Trade names	46
Goodwill	2,548
Total assets acquired	4,983
Liabilities assumed:
Deferred revenue	11
Current liabilities	56
Total liabilities assumed	67
Net assets acquired	$4,916

The noncompete agreements intangible asset relates to agreements with certain individuals that were formerly associated with StrategicOne, LLC and will be amortized over the four-year term of the agreements. The customer relationships, intellectual property and trade names intangible assets acquired will be amortized over a three-year term from the acquisition date.

StrategicOne acquisition related costs of $101,000 and $103,000 for the year ended December 31, 2011 and 2010, respectively, have been included in general and administrative expenses on the consolidated statement of operations. Estimated compensation expense of $305,000 related to the achievement of StrategicOne milestones has been included in cost of services on the consolidated statement of operations for the year ended December 31, 2011.

4. Cash, Cash Equivalents and Marketable Securities
The Company's cash equivalents and marketable securities as of December 31, 2011 and 2010 consisted primarily of U.S. government agency bonds, corporate bonds, commercial paper and money market funds.
The Company's cash, cash equivalents and marketable securities consist of the following (in thousands):

	December 31, 2011
	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Cash and Cash Equivalents:
Cash:
Cash on hand	$11,034			$11,034
Cash on hand held in money market funds	736			736
Restricted cash held in money market funds	2,329			2,329
Total cash and restricted cash	14,099			14,099
Cash equivalents:
Available-for-sale securities:
Commercial paper	365	—	—	365
Money market funds	1,900	—	—	1,900
Total available-for-sale securities	2,265	—	—	2,265
Total cash and cash equivalents	$16,364	$—	$—	$16,364
Marketable Securities:
Available-for-sale securities:
U.S. government agency	$22,775	$—	$9	$22,784
Corporate bonds	11,236	(10)	—	11,226
Commercial paper	3,848	(1)	—	3,847
Total marketable securities	$37,859	$(11)	$9	$37,857

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
4. Cash, Cash Equivalents and Marketable Securities (Continued)

	December 31, 2010
	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Cash and Cash Equivalents:
Cash:
Cash on hand	$11,464			$11,464
Cash on hand held in money market funds	740			740
Restricted cash held in money market funds	1,248			1,248
Total cash and restricted cash	13,452			13,452
Available-for-sale securities:
Commercial paper	6,199	—	—	6,199
Money market funds	44	—	—	44
Total available-for-sale securities	6,243	—	—	6,243
Total cash and cash equivalents	$19,695	$—	$—	$19,695
Marketable Securities:
Available-for-sale securities:
U.S. government agency	$24,970	$(18)	$1	$24,953
Corporate bonds	10,226	(5)	1	10,222
Commercial paper	1,599	—	—	1,599
Total marketable securities	$36,795	$(23)	$2	$36,774
The following table summarizes the contractual underlying maturities of the Company's available-for-sale securities at December 31, 2011 (in thousands):

	December 31, 2011
	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Due in one year or less	$34,124	$(11)	$5	$34,118
Due after one year through two years	6,000	—	4	6,004
Total available-for-sale securities	$40,124	$(11)	$9	$40,122
At December 31, 2011, the Company performed a review of all of the securities in its portfolio with an unrealized loss position to determine if any other-than-temporary impairments were required to be recorded. Factors considered in the Company's assessment included but were not limited to the following: the Company's ability and intent to hold the security until maturity, the number of months until the security's maturity, the length of time that each security has been in an unrealized loss position, ratings assigned to each security by independent ratings agencies, the magnitude of the unrealized loss compared to the face value of the security and other market conditions. Impairments are not considered other than temporary as the Company has the intent to hold these investments until maturity. No other-than-temporary impairments were identified as of December 31, 2011 related to securities currently in the Company's portfolio. The Company also noted that none of the securities in the portfolio as of December 31, 2011 have been in an unrealized loss position for greater than one year.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
5. Fair Value Measurements
Financial assets and liabilities with carrying amounts approximating fair value include accounts receivable, accounts payable and accrued expenses and other current liabilities. The carrying amount of these financial assets and liabilities approximates fair value because of their short maturities. The carrying amount of the Company's other long-term liabilities approximate their fair value.
Prior to the Company's initial public offering in May 2010, the Company also measured the fair value of the preferred stock warrant liability on a recurring basis using the Black-Scholes option valuation model. Upon the closing of the initial public offering on May 4, 2010, all outstanding preferred stock warrants were converted into warrants to purchase common stock and, accordingly, the liability was reclassified to additional paid-in capital.
The Company measures certain financial instruments at fair value on a recurring basis, including cash equivalents and available-for-sale marketable securities. The fair value of these financial instruments was measured using a hierarchal disclosure framework based upon the level of subjectivity of the inputs used in measuring assets and liabilities. The three levels are described below:

Level 1	—	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2	—	Inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	—	Inputs are unobservable for the asset or liability and are developed based on the best information available in the circumstances, which might include the Company's own data.
The following summarizes the valuation of the Company's financial instruments (in thousands). The tables do not include assets and liabilities that are measured at historical cost or any basis other than fair value.

	Fair Value Measurements at December 31, 2011 Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash:
Cash on hand	$11,034	$—	$—	$11,034
Cash on hand held in money market funds	736	—	—	736
Restricted cash held in money market funds	2,329	—	—	2,329
Total cash and restricted cash	14,099	—	—	14,099
Cash Equivalents:
Available-for-sale securities:
Money market funds	365	—	—	365
Commercial paper	—	1,900	—	1,900
Total available-for-sale securities	365	1,900	—	2,265
Total cash and cash equivalents	$14,464	$1,900	$—	$16,364
Marketable Securities:
U.S. government agency	$—	$22,784	$—	$22,784
Corporate bonds	—	11,226	—	11,226
Commercial paper	—	3,847	—	3,847
Total marketable securities	$—	$37,857	$—	$37,857
Total	$14,464	$39,757	$—	$54,221

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
5. Fair Value Measurements (Continued)

	Fair Value Measurements at December 31, 2010 Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash:
Cash on hand	$11,464	$—	$—	$11,464
Cash on hand held in money market funds	740	—	—	740
Restricted cash held in money market funds	1,248	—	—	1,248
Total cash and restricted cash	13,452	—	—	13,452
Cash equivalents:
Available-for-sale securities:
Money market funds	44	—	—	44
Commercial paper (1)	—	6,199	—	6,199
Total available-for-sale securities	44	6,199	—	6,243
Total cash and cash equivalents	$13,496	$6,199	$—	$19,695
Marketable Securities:
U.S. government agency (1)	$—	$24,953	$—	$24,953
Corporate bonds (1)	—	10,222	—	10,222
Commercial paper (1)	—	1,599	—	1,599
Total marketable securities	$—	$36,774	$—	$36,774
Total	$13,496	$42,973	$—	$56,469

(1)
In the third quarter of fiscal year 2011, the Company determined that certain of its available for sale marketable securities should have been classified as Level 2 as these securities are valued using significant other observable inputs. Accordingly, such investments held in prior periods have been reclassified and properly presented as Level 2. These changes in the disclosed classification had no effect on the reported fair values of these investments.

The Company's cash equivalents and short-term investments that are classified as Level 1 are valued using quoted prices and other relevant information generated by market transactions involving identical assets. Cash equivalents and short-term investments classified as Level 2 are valued using non-binding market consensus prices that are corroborated with observable market data; quoted market prices for similar instruments in active markets; or pricing models, such as a discounted cash flow model, with all significant inputs derived from or corroborated with observable market data.
Changes in Level 3 assets measured at fair value on a recurring basis for the year ended December 31, 2010 was as follows (in thousands):

December 31, 2009, preferred stock warrant liability	$1,375
Unrealized losses, net	15
Reclassification of preferred stock warrant liability to additional paid-in capital	(1,390)
December 31, 2010, preferred stock warrant liability	$—

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
6. Property and Equipment
Property and equipment, which includes software purchased or developed for internal use, is comprised of the following (in thousands):

	Year Ended December 31,
	2011	2010
Computer software	$2,052	$1,846
Computer equipment	14,122	11,500
Furniture and fixtures (including furniture and fixtures under capital lease of zero and $107 in 2011 and 2010, respectively)	1,552	1,303
Leasehold improvements	706	644
Capitalized software development costs	3,168	937
	21,600	16,230
Less: Accumulated depreciation and amortization	(14,489)	(11,621)
	$7,111	$4,609
7. Commitments and Contingencies
On October 10, 2011, the Company entered into a Fourth Amendment to Lease (the "Fourth Amendment") to extend and expand the Company's corporate headquarters lease in Austin, Texas. The Fourth Amendment provides for, among other things, a ten year extension of the term of the current lease until September 30, 2023. Under the terms of the Fourth Amendment, the Company will initially increase its leased space by approximately 23,000 square feet on January 1, 2012 for a total of approximately 113,000 square feet, and additionally increase its leased space by approximately 20,000 square feet on July 31, 2016 for a total of approximately 133,000 square feet. In addition to paying for its proportionate share of increases in operating expenses and taxes, and paying for certain capital expenditures, the Company will pay base rent in an aggregate amount equal to approximately $28.4 million for the period from October 1, 2011 through September 30, 2023. The Fourth Amendment provides for two options for the Company to extend the term of the current lease for additional terms of five years each. The Company will also be entitled to an allowance of approximately $3.3 million from Landlord for tenant improvements, allocated among the existing and new expansion premises. The Fourth Amendment also contains rights of first offer and refusal to lease additional portions of the premises. The Fourth Amendment required the Company to increase the standby letter of credit for its security deposit by $1.1 million, thereby increasing restricted cash.

 In January 2010, the Company entered into a sublease agreement pursuant to which Convio sublet approximately 12,000 square feet of its office facility located in Austin, Texas. The sublease has a term of forty-four months. The total sublease payments receivable over the full forty-four month lease term will be approximately $823,000.

The Company also leases additional office space in the San Francisco Bay Area of California and Washington, D.C. With the acquisition of StrategicOne, LLC, the Company acquired leases for small offices in Overland Park, Kansas and Lincoln, Nebraska and with the acquisition of Baigent, small offices in Chesham, England and London, England.

On February 8, 2011, the Company entered into an office building lease with Emery Station Joint Venture, LLC pursuant to which Convio now leases approximately 6,185 square feet in an office facility located in Emeryville, California. The lease has a term of sixty-three months, which commenced on April 16, 2011. The lease agreement contains escalating rent payments, which may be adjusted for component charges, taxes, insurance and maintenance related to the property. The total base rent payable over the full sixty-three month lease term is approximately $933,000. The Company's former lease for office space in Berkley, California expired in June 2011.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
7. Commitments and Contingencies (Continued)

On June 13, 2011, the Company entered into an office building lease with Northern Lights, LLC pursuant to which Convio leases approximately 3,872 square feet in an office facility located in Lincoln, Nebraska. The lease has a term of thirty-nine months which commenced on July 5, 2011. The lease agreement contains escalating rent payments, which may be adjusted for component charges, taxes, insurance and maintenance related to the property. The total basic rent payable over the full thirty-nine month lease term is approximately $136,000. The Company's former lease for office space in Lincoln, Nebraska expired in August 2011.

Consolidated rental expense, net of sublease income, was approximately $2.4 million, $2.2 million and $2.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. Rent expense is recognized on a straight-line basis over the life of the leases.

Future minimum payments as of December 31, 2011 under operating lease obligations are as follows (in thousands):

Operating Leases
2012	$2,665
2013	2,966
2014	3,250
2015	3,306
2016	3,260
Thereafter	19,373
Total minimum lease payments	$34,820

From time to time, the Company is subject to various claims that arise in the normal course of business. In the opinion of management, the Company is unaware of any pending or unasserted claims that would have a material adverse effect on the financial position, liquidity or results of the Company.

Certain executive officers are entitled to certain payments if they are terminated without cause or as a result of a change in control. Upon termination without cause, and not as a result of death or disability, each of such officers is entitled to receive a payment of base salary for four to six months following termination of employment and certain officers will be entitled to continue to receive coverage under medical and dental benefit plans for four to six months or until such officers are covered under a separate plan from another employer. Upon a termination other than for cause or with good reason following a change in control, each of such officers will be entitled to the same benefits as upon termination without cause and will also be entitled to certain acceleration of such officer's outstanding unvested options at the time of such termination.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
8. Income Taxes
The components of the provision (benefit) for income taxes attributable to continuing operations are as follows for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	Year Ended December 31,
	2011	2010	2009
Income tax provision:
Current:
Federal	$23	$72	$25
Foreign	—	—	—
State	283	227	194
Total Current	306	299	219
Deferred:
Federal	(11,817)	—	—
Foreign	(131)	—	—
State	(338)	—	—
Total Deferred	(12,286)	—	—
Total Provision	$(11,980)	$299	$219
As of December 31, 2011, the Company had federal net operating loss carryforwards of approximately $29.9 million, a federal research and development credit carryforward of approximately $1.5 million, and an AMT credit carryforward of approximately $227,000. The net operating loss and research and development credits will begin to expire in 2020 if not utilized.
Utilization of the net operating losses and tax credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and research and development credits before utilization.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
8. Income Taxes (Continued)
Significant components of the Company's deferred taxes as of December 31, 2011 and 2010 are as follows (in thousands):

	Year Ended December 31,
	2011	2010
Deferred tax assets:
Current deferred tax assets:
Bad debt	$73	$83
Accrued liabilities	953	691
Deferred rent	277	249
Gross current deferred tax assets	1,303	1,023
Valuation allowance	—	(910)
Net current deferred tax assets	1,303	113
Noncurrent deferred tax assets:
Net operating loss carryforwards	9,182	10,223
Research and development credit & AMT carryforwards	1,856	1,582
Stock compensation	1,314	—
Deferred revenue	782	984
State tax credits	432	442
Other	48	809
Gross noncurrent deferred tax assets	13,614	14,040
Valuation allowance	—	(12,484)
Net noncurrent deferred tax assets	13,614	1,556
Deferred tax liabilities:
Current deferred tax liabilities
Prepaid expense	(232)	(180)
Total current deferred tax liabilities	(232)	(180)
Noncurrent deferred tax liabilities
Depreciation and amortization	(1,502)	(108)
Intangibles	(1,170)	(1,381)
Total noncurrent deferred tax liabilities	(2,672)	(1,489)

Net current deferred tax asset	$1,071	$—
Net current deferred tax liability	$—	$(67)
Net noncurrent deferred tax asset	$11,082	$67
Net noncurrent deferred tax liability	$(140)	$—

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
8. Income Taxes (Continued)
In addition to the deferred tax assets listed in the table above, the Company has unrecorded tax benefits of $5.1 million and $1.3 million at December 31, 2011 and December 31, 2010 respectively, primarily attributable to the difference between the amount of the financial statement expense and the allowable tax deduction associated with employee stock options and restricted stock units, which, if subsequently realized will be recorded to additional paid-in capital. As a result of net operating loss carryforwards, the Company was not able to recognize the excess tax benefits of stock compensation deductions because the deductions did not reduce income tax payable.  Although not recognized for financial reporting purposes, this unrecognized tax benefit is available to reduce future taxable income.
As of December 31, 2011, the Company believes the objective and verifiable positive evidence of its historical pretax net income, coupled with sustained taxable income and projected future earnings outweighs the negative evidence of its previous year losses. Therefore, the Company determined that it is more likely than not that the Company will realize the benefits associated with its deferred tax assets. As a result, no valuation allowance has been recorded against the Company's deferred tax assets. During 2011, the valuation allowance was thereby decreased by approximately $13.4 million.
The Company's provision (benefit) for income taxes attributable to continuing operations differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income from continuing operations before income taxes in 2011, 2010 and 2009, primarily as a result of the following:

	Year Ended December 31,
	2011	2010	2009
Federal statutory rate	34.0%	34.0%	(34.0)%
State taxes, net of federal benefit	6.5	7.5	9.4
Change in deferred tax valuation allowance	(464.6)	(43.1)	(8.6)
Permanent items	8.4	3.0	2.8
Research and development tax credits	(8.7)	(6.1)	(6.3)
Warrant revaluation	—	0.1	14.8
Stock compensation	7.0	11.1	30.7
Foreign income taxed at different rate	1.6	—	—
Other	0.3	1.6	2.8
	(415.5)%	8.1%	11.6%
The reconciliation of unrecognized tax benefits at the beginning and end of the year is as follows (in thousands):

Balance at January 1, 2011	$168
Additions based on tax positions related to the current year	25
Decreases based on tax positions related to prior years	—
Balance at December 31, 2011	$193
Future changes in unrecognized tax benefits will impact the Company's effective tax rate.
The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During 2011, 2010 and 2009, the Company did not recognize any interest or penalties.
The Company files consolidated and separate tax returns in the U.S. federal jurisdiction and in several state jurisdictions. In addition, one of the Company's subsidiaries files in a foreign jurisdiction. The Company is no longer subject to U.S. federal or foreign income tax examinations for years before 2008 and 2009, respectively, and is no longer subject to state and local income tax examinations by tax authorities for years before 2007. The Company is not currently under audit for federal, state or any foreign jurisdictions.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Stockholders' Equity
Reverse Stock Split
On April 5, 2010, the board of directors approved an amended and restated certificate of incorporation that (a) increased the authorized common stock to 40 million shares, (b) authorized 5 million shares of preferred stock and (c) effected a reverse stock split of all the outstanding shares of preferred stock and common stock into 0.352 of a share of preferred stock or common stock, respectively. The par value of the common and convertible preferred stock was not adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants for common stock and convertible preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on April 22, 2010.
Initial Public Offering
On May 4, 2010, the Company completed an initial public offering consisting of 5,132,728 shares of common stock at $9.00 per share. The total shares sold in the offering included 1,343,201 shares sold by selling stockholders and 3,789,527 shares sold by the Company. In addition, the underwriters exercised their option to purchase an additional 769,909 shares to cover over-allotments. After deducting the payment of underwriters' discounts and commissions and offering costs, the net proceeds to the Company from the sale of shares in the offering were approximately $35.9 million.
Conversion of Common and Preferred Stock
Immediately prior to the closing of the Company's initial public offering, which occurred on May 4, 2010, each share of the Company's outstanding preferred and common stock was convertible into one share of undesignated common stock. The following table presents the conversion of all classes of stock on May 4, 2010:

	Prior to Conversion	Subsequent to Conversion
Convertible Preferred Stock:
Series A	3,036,198	—
Series B	1,138,380	—
Series C	1,141,459	—
Common Stock:
Series P	5,458,168	—
Series Q	198,796	—
Series R	676,025	—
Series S	1,086,210	—
Undesignated Common Stock	—	12,735,236
Following the consummation of our initial public offering in May 2010, we amended our certificate of incorporation to, among other things, set the authorized capital stock of the company at 45,000,000 shares, par value of $0.001 per share, comprised of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2011 and 2010, there were no preferred shares designated or issued. Each share of common stock entitles the holder thereof to one vote on each matter submitted to a vote at any meeting of stockholders.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)

9. Stockholders' Equity (Continued)
Stock Warrants
On April 29, 2010, in conjunction with the Company's initial public offering, 252,665 shares of common stock issuable upon the exercise of outstanding warrants were converted into an equivalent number of shares of a single class of common stock. Immediately prior to the closing of the initial public offering, a portion of the warrants were net exercised, resulting in the issuance of 72,800 shares of common stock. As of December 31, 2011, 10,589 shares of common stock were issuable upon the exercise of the remaining warrants with a weighted average exercise price of $3.59 per share and a weighted average remaining life of 1.4 years.
Preferred Stock Warrant Liability
Prior to the Company's completion of its initial public offering, freestanding warrants that were related to the Company's preferred stock were classified as liabilities in the accompanying balance sheets. The warrants were subject to re-measurement at each balance sheet date, and any change in fair value was recognized as a component of other income (expense). The Company recorded $15,000 of other expense in 2010 to reflect the change in fair value of the preferred stock warrants during the period. Upon the closing of the initial public offering on May 4, 2010, all outstanding preferred stock warrants were converted into warrants to purchase common stock and, accordingly, the liability was reclassified to additional paid-in capital.
Stock Option Plans
The Company has in effect equity compensation plans under which it has granted incentive stock options, non-qualified stock options and restricted stock units to employees, directors and consultants. The incentive stock options and non-qualified stock options allow the holder to purchase shares of the Company's undesignated common stock, or Series P common stock prior to the Company's initial public offering, at a price not less than the fair market value of the stock at the date of grant except in the event of a business combination. The restricted stock units entitle the holder to receive shares of the Company's stock after a vesting requirement is satisfied. The fair value of each restricted stock award is estimated using the intrinsic value method which is based on the closing price on the date of grant. Compensation expense for restricted stock and restricted stock unit awards is recognized over the vesting period on a straight-line basis net of estimated pre-vesting forfeitures.
2009 Stock Incentive Plan
During 2009, the Company's Board of Directors approved resolutions to adopt the 2009 Stock Incentive Plan (the "2009 Plan") providing for the issuance of up to 580,096 shares of the Company's common stock to directors, employees, consultants and other independent advisors. The share reserve under the 2009 Plan contains an evergreen provision that allows for an annual increase on January 1 of each year equal to the lesser of (a) 4% of the aggregate outstanding shares on the first day of the applicable year and (b) any lesser amount determined by our board of directors. In January 2011, the board of directors approved an annual increase to the 2009 Plan share reserve of 4% of the aggregate outstanding shares at January 1, 2011. Therefore, the total reserve was increased by 704,501 shares. The 2009 Plan provides for the issuance of restricted common stock, incentive stock options or nonqualified stock options. Pursuant to the 2009 Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Stockholders' Equity (Continued)
In the event of a change in control, unvested outstanding stock options and other awards that are payable in or convertible into common stock under the 2009 Plan will terminate upon the effective time of the change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the substitution of the equivalent awards under a cash incentive program. 50% of the outstanding stock options and other awards that will terminate upon the effective time of the change in control shall become fully vested immediately before the effective time of the change in control or upon involuntary termination, in the case the participant has completed at least one year of service with the company prior to the change in control. Participants not completing at least one year of service, shall only vest in that number of outstanding stock options and other awards in which the participant would have vested upon the participant's completion of one year of service.
As of December 31, 2011, 655,141 options and 543,647 restricted stock units had been granted from the 2009 Plan. Additionally, as of December 31, 2011, there were 159,684 shares available for future grant under the 2009 Plan.
1999 Stock Option/Stock Issuance Plan
The 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") provided for the issuance of up to 2,021,324 shares of the Company's common stock to directors, employees, consultants and other independent advisors. During 2006, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,021,324 to 2,373,324. During 2007, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,373,324 to 2,988,268. During 2008, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 2,988,268 to 3,528,588. During 2009, the Company's Board of Directors approved resolutions to increase the number of shares authorized for issuance under the 1999 Plan from 3,528,588 to 3,928,812. The 1999 Plan provided for the issuance of restricted common stock, incentive stock options or nonqualified stock options. Pursuant to the 1999 Plan, the exercise price for incentive stock options was at least 100% of the fair market value on the date of grant, or for employees owning in excess of 10% of the voting power of all classes of stock, 110% of the fair market value on the date of grant.
Options issued prior to August 2006 generally expire in 10 years, however, beginning in August 2006, the expiration date was changed to 7 years. Vesting periods are determined by the Board of Directors; however, options generally vest 25% after the completion of one year of service, with the remaining balance vesting on a pro rata basis monthly for thirty-six months. Grants issued prior to January 1, 2003 and select nonqualified grants issued subsequent to that date contain provisions that allow for exercise prior to full vesting. In connection with the exercise of these options pursuant to the 1999 Plan, employees entered into restricted stock purchase agreements with the Company. Under the terms of these agreements, the Company has a right to repurchase any unvested shares at the original exercise price of the shares upon the employee's termination of service to the Company. The repurchase rights lapse ratably over the vesting term of the original grant.
In the event of a change in control, the accelerated vesting of certain outstanding options will automatically occur unless the successor corporation assumes the options and the right to repurchase, or the options are replaced with a cash incentive program.
The 1999 Plan expired on November 9, 2009.
2000 & 2006 GetActive Plans
In connection with the Company's acquisition of GetActive, the Company assumed GetActive's 2000 Stock Option Plan (the "2000 Plan") and 2006 Equity Incentive Plan (the "2006 Plan") (collectively, the "GetActive Plans") including all of the outstanding stock options issued under the GetActive Plans. The stock options under the GetActive Plans that the Company assumed became options to purchase an aggregate of 449,836 shares of the Company's common stock with exercise prices ranging from $0.09 to $3.52 per share.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Stockholders' Equity (Continued)
The options outstanding under the GetActive Plans generally vest with respect to 25% of the shares one year after the options' vesting commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the GetActive Plans have a maximum term of 10 years. Options could be exercised at any time, and stock issued under the GetActive Plans could be, as determined by the Board, subject to repurchase by the Company. This right to repurchase generally lapses over four years from the original date of issuance or grant. As of December 31, 2011, there were no outstanding shares subject to repurchase by the Company.
Stock compensation expense recorded for all of the stock option plans in 2011, 2010 and 2009 was $3.0 million, $2.0 million and $2.5 million, respectively.
Stock Options
The Company uses the Black-Scholes model to estimate the fair value of its share-based payment awards. The Black-Scholes model requires estimates regarding the risk-free rate of return, dividend yields, expected life of the award and estimated forfeitures of awards during the service period. The calculation of expected volatility is based on historical volatility for comparable industry peer groups over periods of time equivalent to the expected life of each stock option grant. As the Company has limited history of trading in the public equity markets, the Company believes that comparable industry peer groups provide a more reasonable measurement of volatility in order to calculate an accurate fair value of each stock award. The expected term is calculated based on the weighted average of the remaining vesting term and the remaining contractual life of each award. The Company bases the estimate of risk-free rate on the U.S. Treasury yield curve in effect at the time of grant or modification. The Company has never paid cash dividends and does not currently intend to pay cash dividends, and thus has assumed a dividend yield of zero.
The Company estimates potential forfeitures of stock grants and adjusts compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.
The following table summarizes the weighted average grant-date value of options and the assumptions used to develop their fair value for 2011, 2010 and 2009.

	Year Ended December 31,
	2011	2010	2009
Weighted-average grant-date fair value of options	$4.37	$4.31	$1.22
Risk-free interest rate	1.63%	2.28%	1.95%
Expected volatility	0.56	0.62	0.66
Expected life in years	4.64	4.30	4.69
Dividend yield	—	—	—

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Stockholders' Equity (Continued)
A summary of the changes in common stock options issued under all of the existing stock options plans is as follows:

	Shares	Range of Exercise Prices	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Options outstanding, December 31, 2008	2,783,586	$0.09 - $17.05	$3.98
Granted	1,689,624	$4.57 - $6.31	4.78
Exercised	(25,328)	$0.54 - $4.57	1.46
Forfeited	(1,319,260)	$0.54 - $12.78	7.14
Options outstanding, December 31, 2009	3,128,622	$0.09 - $17.05	$3.10
Granted	251,291	$7.85 - $9.15	8.77
Exercised	(337,157)	$0.09 - $5.97	2.05
Forfeited	(119,847)	$0.09 - $17.05	3.83
Options outstanding, December 31, 2010	2,922,909	$0.09 - $12.78	$3.68	$13,589,196
Granted	403,861	$9.00 - $10.76	9.17
Exercised	(896,945)	$0.27 - $8.75	2.43	$7,071,435
Forfeited	(65,729)	$0.09 - $9.20	3.97
Options outstanding, December 31, 2011	2,364,096	$0.27 - $12.78	$5.03	$14,248,349
The aggregate intrinsic value of options outstanding and options exercised was calculated based on the positive differences between the estimated fair value of the Company's common stock of $11.06 and $8.29 per share on December 31, 2011 and 2010, respectively, or at time of exercise, and the exercise price of the options.
The following table summarizes information about options outstanding at December 31, 2011:

		Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable and Vested	Weighted- Average Exercise Price
$0.27 - $1.14	481,244	2.41	$1.09	481,244	$1.09
$1.24 - $4.15	130,920	3.41	2.39	130,920	2.39
$4.57 - $4.57	797,342	3.84	4.57	739,857	4.57
$5.40 - $8.75	554,534	4.53	6.75	384,611	6.81
$9.15 - $12.78	400,056	6.18	9.19	5,052	10.03
$0.27 - $12.78	2,364,096	4.09	$5.03	1,741,684	$3.96

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
9. Stockholders' Equity (Continued)
At December 31, 2011, there was an estimated $2.4 million of total unrecognized compensation costs related to stock-based compensation arrangements. These costs will be recognized over a weighted average period of 2.4 years.
Cash received from option exercises during 2011 was $2.2 million. The Company has historically issued new shares to satisfy share option exercises.
Restricted Stock Units
A summary of restricted stock unit activity under the Company's stock incentive plans is as follows:

	Shares	Weighted- Average Fair Value
Unvested, December 31, 2009	—	$—
Granted	135,855	9.00
Vested and issued	—	—
Cancelled	(3,465)	9.14
Unvested, December 31, 2010	132,390	9.00
Granted	407,792	10.74
Vested and issued	(39,160)	9.11
Cancelled	(40,329)	10.11
Unvested, December 31, 2011	460,693	$10.43

As of December 31, 2011, there was an estimated $4.2 million of total unrecognized compensation cost related to unvested restricted stock units granted under the Company's 2009 Plan. These costs will be recognized over a weighted average period of 3.0 years.
For restricted stock units granted, the number of shares issued to employees on the date the restricted stock units vest is net of the minimum statutory withholding requirements that the Company pays in cash to the appropriate taxing authorities on behalf of employees. During 2011, the Company withheld 11,863 shares to satisfy $128,000 of employees’ tax obligations. These shares are treated as common stock repurchases and are held as treasury stock in our consolidated financial statements as of December 31, 2011. There was no vesting of restricted stock units in 2010 and 2009.
Stock Option Exchange
In February 2009, the Company's board of directors approved a proposal to offer current employees, consultants or directors the opportunity to exchange outstanding eligible stock options for new options. Other than a reduced exercise price, the exchanged stock options had the same terms and conditions as prior to the repricing. The offer was made to eligible option holders on February 16, 2009 and expired on March 16, 2009. Unexercised options that were granted under our 1999 Plan on or after May 9, 2007 and which had an exercise price equal to or greater than $4.57 per share were eligible under this program. Pursuant to the exchange, the Company subsequently canceled options for 1.1 million shares of common stock and issued an equivalent number of new stock options to eligible holders on March 16, 2009 at an exercise price of $4.57 per share. The incremental $590,000 of compensation due to the exchange was allocated between options vested at the date of issuance and unvested options at the date of issuance. The $435,000 related to vested options was expensed on the date of issuance and the remaining $155,000 related to unvested options will be expensed over the remaining vesting period of the options.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
10. Employee Benefit Plan
During fiscal 2001, the Company established the Convio 401(k) Plan (the "Convio Plan") for the benefit of substantially all employees. The Company is the administrator of the Convio Plan. During 2006 and 2007, to be eligible for the Convio Plan, employees must have reached the age of 21 and three months of employment with the Company. Effective January 1, 2008, all employees regardless of age are eligible to participate in the Convio Plan immediately upon hire and will be automatically enrolled after 30 days of employment, unless they elect not to participate. Participants may elect to contribute up to 60% of their compensation to the Convio Plan. The Company may make discretionary matching contributions of a participant's compensation as well as discretionary profit-sharing contributions to the Convio Plan. The Company has not contributed to the Convio Plan to date.
11. Subsequent Events

Acquisition by Blackbaud, Inc.

On January 16, 2012, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Blackbaud, Inc., a Delaware corporation ("Blackbaud"), and Caribou Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Blackbaud ("Merger Sub"), for the acquisition of the Company by Blackbaud. Pursuant to the terms of the Merger Agreement, Blackbaud (through Merger Sub) will make a cash tender offer for all of the issued and outstanding shares of the Company’s common stock at a per share purchase price of $16.00, for aggregate consideration of approximately $275 million.

As promptly as practicable following the consummation of the tender offer, Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Blackbaud (the "Merger"). In the Merger, the remaining stockholders of the Company, other than stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, will be entitled to receive the $16.00 per share of common stock. Upon completion of the Merger, all outstanding vested options to purchase the Company’s common stock shall be converted into the right to receive cash equal to the spread and unvested options and restricted stock units shall be assumed by Blackbaud.

The Merger Agreement includes customary representations, warranties and covenants of Blackbaud, Merger Sub and Convio. Blackbaud and Merger Sub have made various representations and warranties and agreed to specified covenants in the Merger Agreement regarding, among other things, Blackabaud's efforts to secure and maintain any necessary third party financing. The Company has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals with respect to alternative transactions, public disclosures and other matters. The Merger Agreement contains certain termination rights for both Blackbaud and Convio, and further provides that, upon termination of the Merger Agreement under specified circumstances, including a termination by Convio pursuant to an unsolicited superior proposal, Convio is required to pay Blackbaud a termination fee of $11.0 million plus all reasonable, documented out-of-pocket expenses of up to $1.5 million. The Merger Agreement also provides that in the event of termination in certain circumstances because of or if there exists any antitrust action, any antitrust consent has not been obtained or any antitrust order has not been vacated, filed, reversed or overturned, then, subject to certain conditions in the Merger Agreement, Blackbaud is required to pay Convio a termination fee of $11.0 million plus all reasonable, documented out-of-pocket expenses of up to $1.5 million.

The Company’s Board of Directors has approved the Merger Agreement and unanimously recommends that its stockholders accept the tender offer.

Convio, Inc.
Notes to Consolidated Financial Statements (Continued)
11. Subsequent Events (Continued)
The consummation of the tender offer and the Merger is subject to customary closing conditions. Additionally, the waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other applicable antitrust laws must have expired and all antitrust consents must have been obtained prior to closing. Depending on the number of shares held by Blackbaud after its acceptance of the shares properly tendered in connection with the tender offer, approval of the Merger by the holders of the Company’s outstanding shares remaining after the completion of the tender offer may be required.
Increase in 2009 Stock Incentive Plan Equity Pool
The share reserve under the 2009 Plan contains an evergreen provision that allows for an annual increase on January 1 of each year beginning in 2011 and through 2019 equal to 4% of the aggregate outstanding shares on December 31 of each preceding calendar year or a lesser amount as determined by our board of directors. In January 2012, the Company's Board of Directors approved an annual increase to the 2009 Plan share reserve of 4% of the 18,591,316 aggregate outstanding shares at December 31, 2011. Therefore, the total reserve was increased by 743,652 shares.
Stock and Cash Earnouts Paid
In connection with the StrategicOne acquisition in January 2011, the Company agreed to deliver up to 50,000 shares of Convio common stock and pay up to $1.3 million in additional cash consideration to certain former StrategicOne LLC employees over the next three years contingent upon the achievement of certain milestone-based objectives and continued employment with Convio, as discussed in Footnote 3 - Business Combinations. In the first quarter of 2012, the Company issued 16,666 common stock shares and paid approximately $333,000 to these employees per the terms of the acquisition agreement.